Exhibit 10.5

Guitar Holdings Limited

Unit 8-9, 19/F, Westin Centre,

26 Hung To Road, Kwun Tong,

Kowloon, Hong Kong

2 March 2026

Dear Mr. Law Cheung,

RE: WRITTEN CONSENT AND ACKNOWLEDGEMENT

OWNERSHIP OF SOCIAL MEDIA ACCOUNTS AND INTELLECTUAL PROPERTY

This letter serves as a written consent and acknowledgement of you, Mr. Law Cheung (the “Employee”), in favor of Guitar Holdings Limited (the “Company”).

1.	Ownership of Social Media Accounts

You hereby acknowledge, confirm and agree that all social media accounts operated, used, created or maintained by you in the course of your employment with the Company, including but not limited to any Facebook, Instagram and YouTube accounts listed in Schedule A (Collectively, the “Accounts”), are and shall remain the sole and exclusive property of the Company.

For the avoidance of doubt, you acknowledge and agree that you do not and shall not have any right, title, interest or claim whatsoever (whether legal or beneficial) in or to the Accounts.

2.	Control and Access

You further acknowledge that any access credentials, login details, passwords, administrative rights or control relating to the Accounts are held by you solely for and on behalf of the Company. Upon the Company’s request, or upon termination of your employment (for any reason), you shall immediately deliver, transfer or surrender all such access and control to the Company without restriction or reservation.

3.	Intellectual Property Rights

You hereby acknowledge and agree that all content, materials, posts, videos, images, recordings, captions, text, graphics or other works that have been or are hereafter created, published or uploaded to the Accounts (Collectively, the “Content”), whether created by you alone or jointly with others, are works made in the course of your employment and shall be the exclusive property of the Company. All intellectual property rights subsisting in the Content, including but not limited to engagement data and analytics, goodwill, copyright and all related rights, vest absolutely in the Company. To the extent that any such rights do not automatically vest in the Company by operation of law, you hereby irrevocably assign to the Company all such rights, with full title guarantee, free from any encumbrances.

4.	Waiver of Rights

You irrevocably waive any and all moral rights or similar rights (to the fullest extent permitted by law) which you may have in respect of the Content.

5.	Further Assurance

You agree to execute all documents and do all acts reasonably required by the Company to give full effect to the matters contemplated under this letter.

6.	Governing Law

This letter and any dispute arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong.

Please indicate your agreement to the above by signing and returning a copy of this letter.

Acknowledged and Agreed by:

Steven Law
Law Cheung
Date: 2 March 2026

Schedule A

[Company to provide the accounts and unique account identifiers]

Platform	Account Name	Account Identification Number
Youtube	Steven Law	matthewguitars@gmail.com
IG(Steven Law)	Steven Law	matthewguitars@gmail.com
FB(Steven Law)	Steven Law	matthewguitars@gmail.com
IG(Guitar Holdings)	GuitarHoldings	Guitarholdings@gmail.com
FB(Guitar Holdings)	GuitarHoldings	Guitarholdings@gmail.com